Exhibit 99.1

               BLUEGATE REPORTS OCT/NOV REVENUE INCREASE OF 270%,
           REVENUE AND PROFITABILITY GUIDANCE FOR 2005, 2006 AND 2007

HOUSTON, TX, USA - December xx, 2005 - Bluegate Corp. (OTCBB: BGAT-News), a provider of specialized HIPAA-compliant IT outsourcing and managed security and interoperability solutions for hospitals, physicians and RHIOs (regional healthcare information organizations), today reported financial results for October and November of 2005. Consolidated revenues for the two months ending November 30, 2005 were $593,000, an increase of 270% over $160,000 of total revenues for the period ended November 30, 2004.

Bluegate's gross margin for the two-month period ending November 30, 2005 was $347,000, an increase to 59% compared to $75,290 or 47% for the comparable period 2004. The increase is attributable to the fact that the Company's gross margin improves as overall network and solutions revenue increase as the Company's fixed costs are a relatively high portion of its total costs.

GUIDANCE
Bluegate estimates revenues of $2.2 to $2.4 million for 2005 versus $1.1 million for all of 2004. Additionally, with the anticipated expansion of Bluegate's existing pipeline of healthcare IT solutions to hospitals, physicians and other healthcare providers, coupled with the addition of third party health care vendor applications, Bluegate is forecasting revenues to be between $6 million and $7 million in 2006 and $11 million and $12 million in 2007.

With continued high revenue growth, management anticipates that cash flow from operations will be accelerated so as to be positive by the end of the second quarter 2006 with operating margins for 2007 between 25% and 30%.

Bluegate was recently honored as the fourth fastest growing Houston technology business for 2004, and its 11-month results substantiate that its growth has continued to accelerate.

"The successful deployment of our Bluegate medical grade IT network and outsourced IT services has spawned widespread interest from many hospitals, physicians and third party providers and has accelerated adoption rates. This has resulted in rapid growth of our revenue pipeline and is bringing forward our cashflow profitability to the near term," stated Manfred Sternberg, Bluegate CEO. "We are now focusing on selling and servicing more hospital/physician networks with a broader range of applications while managing our growth and margin development. Lastly, the visibility in our pipeline enables us to give guidance for 2006 and 2007 so the potential value and growth rate of our company can be readily understood. Our operational focus for 2006 and 2007 will be to continue to build-out the Houston market and expand to additional markets in Texas and other regions of the country."

"There is a growing demand to accelerate the conversion, integration, linking and IT solutions management for hospitals and physician practices to enable widespread use of electronic medical records, online data sharing and collaboration," Sternberg noted. "The Bluegate HIPAA-compliant medical grade network and outsourced IT services for physician practices, hospitals and other healthcare centers provides the secure infrastructure and IT best practices that will make this transition manageable and affordable for all parties. We believe these factors will contribute to our growth for years to come."

ABOUT BLUEGATE
Bluegate Corp. provides specialized HIPAA-compliant IT outsourcing, managed security and interoperability solutions for hospitals, physicians and third party providers and interfaces with RHIOs (regional healthcare information organizations). This enables the healthcare industry to have secure, HIPAA-compliant data communication between hospitals, medical facilities, physician practices and third party providers today, which ultimately enhances the quality of patient care while reducing healthcare costs long term. Bluegate also provides affordable access to third-party healthcare vendors that offer compatible medical-focused content and applications over the Bluegate infrastructure to improve practice efficiency and service. Bluegate extends healthcare focused IT best practices to the edge of the healthcare network ensuring every physician and facility they touch is as secure as the hospital itself. Bluegate is publicly traded on the over the counter bulletin board under the ticker BGAT. For information, visit www.bluegate.com or call 713-686-1100.
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Safe Harbor
This press release may contain "forward-looking statements." All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward-


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looking statements that involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.

For Bluegate
Media: Julie Shepherd, Accentuate PR, 815 479 1833, Julie@accentuatepr.com
                                                    ----------------------
Investors: Jeremy Roe, Diablo Consultants, (925) 932-1100, jeremygroe@diabloconsultants.com